UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2019

Axovant Gene Therapies Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-37418	98-1333697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB, United Kingdom (Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code): +44 203 997 8931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.00001 par value per share	AXGT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

Axovant Gene Therapies Ltd. (the “Company”) has been advised of the following by Roivant Sciences Ltd. (“Roivant”), our majority shareholder:

Memorandum of Understanding

On September 6, 2019, Roivant and Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”) entered into a non-binding memorandum of understanding (the “MOU”) related to the creation of a strategic alliance between the companies (the “Strategic Alliance”). Among other things, the MOU provides that, subject to completion of due diligence and the negotiation of definitive agreements, Roivant and Sumitomo plan to effect the following transactions: (i) Sumitomo will indirectly acquire equity interests in five of Roivant’s subsidiaries (collectively, the “Strategic Alliance Entities”), (ii) Roivant will grant Sumitomo options to purchase, subject to certain exceptions set forth in the MOU, Roivant’s existing equity interests in six other privately-held Roivant subsidiaries or affiliates (collectively, the “Option Entities”) and (iii) Roivant will issue to Sumitomo common shares of Roivant. In exchange, the MOU provides that Sumitomo will make a $3.0 billion upfront cash payment to Roivant upon the closing of the transactions contemplated by the MOU. The MOU contemplates that the foregoing transactions will be subject to customary closing conditions.

The Company is neither a Strategic Alliance Entity nor an Option Entity, but the MOU provides that, conditioned upon the closing of the transactions contemplated therein, Roivant will grant Sumitomo a right of first refusal with respect to the Common Shares of the Company held by Roivant on the terms set forth in the MOU (the “ROFR”). The MOU contemplates that the ROFR will be granted to Sumitomo at the closing of the transactions contemplated by the MOU and would apply until the later of (i) October 31, 2024 and (ii) the date that is four years and six months after the date of the closing of the transactions contemplated by the MOU (the “ROFR Period”). The MOU provides that during the ROFR Period, if Roivant seeks to transfer (including in response to an offer from any third party) Common Shares of the Company held by Roivant (a “Covered Transaction”), it must (a) notify Sumitomo of such proposed transfer, the material terms thereof and any material agreements, proposals or arrangements relating thereto (the “Offer Notification”) and (b) provide a minimum period of 75 days for Sumitomo to conduct such diligence as is reasonably necessary for Sumitomo to make an offer to Roivant with regard to such Covered Transaction on the same or better terms as those contained in the Offer Notification (a “Qualifying Offer”). If Sumitomo provides a Qualifying Offer to Roivant, Roivant would be required to accept it. If not, Roivant would be permitted to consummate the Covered Transaction. In addition, the MOU contemplates that, conditioned upon the closing of the transactions contemplated therein and for a period of five years thereafter, to the extent certain material actions are put before the Company’s shareholders for approval, including a sale or transfer of all or certain assets of the Company (as set forth in the MOU) or certain transactions that would reasonably be expected to result in any person or group other than Roivant holding greater than a 50% interest in the Company or Roivant holding less than 50% of the Company’s outstanding voting power, Roivant would be obligated to vote the Common Shares of the Company held by Roivant against such actions, in each case unless such transaction was offered to Sumitomo on the same terms as a Covered Transaction.

Except for certain clauses as specified in the MOU (which do not include the provisions described above), the MOU is non-binding and, as such, Roivant and Sumitomo have not made any final or contingent agreements, written or otherwise, in furtherance of any plan or purpose related to or in connection with the Company or our securities.

Roivant has advised us that it has reserved its right to change its plans and intentions in connection with any of the actions discussed herein, and the terms of the MOU (including those described above) may change as a result of negotiation of the definitive agreements contemplated by the MOU. Any action taken by Roivant may be effected at any time, subject to any applicable limitations imposed thereon by any applicable laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOVANT GENE THERAPIES LTD.

Dated:	September 6, 2019
		By:	/s/ David Nassif
		Name:	David Nassif
		Title:	Principal Financial Officer and Principal Accounting Officer